EXHIBIT 99.1

Transmeridian Exploration to Commission Central Production

Facility and Temporarily Curtail Production

Houston, Texas (PRIMEZONE) June 29, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it will commission the permanent central production facility, including the associated de-mercaptan unit, for its South Alibek field in western Kazakhstan and temporarily curtail production from the field for an estimated two weeks. The commissioning involves, among other things, shutting down the temporary processing facilities and re-directing production in stages to the new facility, which has an initial design capacity of approximately 10,000 bopd. After this transition, the company then expects to commission its own pipeline connection to the regional export system, with direct pumping of South Alibek oil expected to commence by August 1, 2007, subject to receipt of local regulatory approvals.

The temporary curtailment of production is expected to allow time for receipt of revised government guidelines relating to the flaring of associated natural gas produced from the field. The company has received government approval for a project that will allow it to supply its gas production to a local manufacturing facility. Arrangements for delivery of the gas to the facility are expected to be operational by early November 2007, and, therefore, the company has asked the government to grant temporary relief from the limitations on flaring of associated gas. Limitations on gas flaring are being applied to all producers in the area, and the company has been advised that the government working group responsible for this issue is being reconvened to reconsider flaring restrictions. In connection with that process, the company expects to receive the requested relief; however, no assurance can be given that such relief will be granted or when it will be effective. If relief is not received, the company may be required to continue curtailment of production from the field until the gas utilization plan is implemented or continue to flare gas subject to imposition of fines, which may be substantial.

“Completion of and changeover to our new, permanent production facilities is an important step toward being able to maximize the export sales prices received for crude oil production from the field,” commented Lorrie T. Olivier, Chief Executive Officer, “and the necessary curtailment of production coincides well with the expected timing for receipt of relief from the gas flaring restrictions. The government has been helpful and supportive in our efforts to develop the South Alibek field and we have every reason to believe that this goodwill will continue.”

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The Company discloses proved reserves in its annual filings that comply with SEC definitions. The use of the terms “reserves” or “resources” in this press release may include quantities of oil that are not yet classified as proved according to SEC definitions and which SEC guidelines may not allow us to include in filings with the SEC.